QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.210

        "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

CO-PROMOTION AGREEMENT

        THIS CO-PROMOTION AGREEMENT (the "Agreement") is made and entered into as of November 28, 2001, by and between CYGNUS, INC., a Delaware corporation with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus") and SANKYO PHARMA, INC., a Delaware corporation with its place of business at Two Hilton Court, Parsippany, New Jersey 07054 ("Sankyo"). Cygnus and Sankyo are referred to herein individually as a "party" and collectively as the "parties."

RECITALS

WHEREAS:

        A.    Cygnus has received approval from the FDA to commercially market its GlucoWatch® Biographer System in the United States and also has other frequent and automatic reverse iontophoresis glucose monitoring products under development;

        B.    Sankyo has a substantial sales force in the United States having a special expertise in the field of diabetes; and

        C.    Cygnus desires to utilize Sankyo's sales force for co-promotion of its GlucoWatch® Biographer System and Sankyo desires to participate in selling Cygnus' glucose monitoring products in the United States;

NOW, THEREFORE, for good and valid consideration, the parties agree to the following terms and conditions set forth herein:

1.    DEFINITIONS

Unless specifically provided otherwise, capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings specified below.

        1.1    "Affiliate"    of a person, firm or entity means any entity controlled by, under common control with, or controlling such person, firm or entity. For purposes of this Section 1.1, "control" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or other voting interest, of a corporation, partnership or other business organization, or the possession of the power to direct the management and policies of a person, firm or entity, whether through ownership of voting securities, by contract, or otherwise.

        1.2    "Calendar Quarter"    shall mean the respective periods of three (3) consecutive calendar months ending in March 31, June 30, September 30 and December 31.

        1.3    "Co-Promotion Year"    shall mean, with respect to the first Co-Promotion Year, the twelve (12) month period commencing on the initial Product Launch Date and, with respect to subsequent Co-Promotion Years, each successive twelve (12) month period thereafter.

        1.4    "Competitive Product"    means any glucose monitoring product of a party other than Cygnus.

        1.5    "Cygnus Copyrights"    has the meaning set forth in Section 9.3.

        1.6    "Cygnus Intellectual Property Rights"    has the meaning set forth in Section 8.2(b).

        1.7    "Cygnus Know-How"    shall mean all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, materials, expertise and information (whether or not patentable) relating to the Product, processes for its manufacture, its manufacture, development, use or marketing or methods of using the Product known to Cygnus, an Affiliate, designee, licensee or sublicensee thereof as of the Effective Date or developed or acquired by Cygnus, an Affiliate, designee, licensee or sublicensee thereof at any time during the Term.

        1.8    "Cygnus Patent Rights"    shall mean all U.S. patent rights owned or controlled by or licensed to Cygnus or an Affiliate thereof, as of the Effective Date or at any time during the Term, relating to the Product, including, but not limited to, its development, processes for its manufacture, use of the Product or methods of using the Product as well as any improvements thereof. Cygnus Patent Rights shall include all patents and patent applications, all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, extensions, registrations and the like of the foregoing. Cygnus Patent Rights shall also include Cygnus', or any Affiliate's, share of any U.S. patent rights relating to the Product jointly owned by Cygnus or such Affiliate of Cygnus. Attached hereto as Exhibit A is a list of U.S. patents owned by Cygnus or licensed by Cygnus relating to the Product as of the Effective Date. Cygnus will update Exhibit A on an annual basis during the Term of the Agreement.

        1.9    "Cygnus Trademarks"    has the meaning set forth in Section 9.1.

        1.10    "Effective Date"    is the date first set forth above in this Agreement.

        1.11    "FDA"    means the U.S. Food and Drug Administration, and any successor United States governmental agency or division thereof responsible for approving a Product in the Territory.

        1.12    "Net Sales"    [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

  (a)
  [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

  (b)
  [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

  (c)
  [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

  (d)
  [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

  (e)
  [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

        1.13    "Product Launch Date"    shall mean the first day of the first Calendar Quarter immediately following the initial Product Launch Meeting.

        1.14    "Product Launch Meeting"    shall mean the first national meeting of Cygnus sales and marketing personnel and Sankyo sales and marketing personnel wherein the training and strategy for the marketing and sale of the Product occurs.

        1.15    "Product"    means any of Cygnus' reverse iontophoresis (i.e., using electric current for sampling a substance from a human) glucose monitoring products, including, but not limited to, [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

        1.16    "Promotional Amount"    [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

        1.17    "Proprietary Information"    of a party means

  (a)
  all inventions, processes, materials, know-how and ideas of such party including but not limited to Cygnus Intellectual Property Rights;

  (b)
  non-public financial information concerning such party;

  (c)
  such party's research and development, pricing, new product and sales and marketing plans, unless and until publicly announced;

  (d)
  in the case of Cygnus, the customer list of purchasers of the Product; and, in the case of Sankyo, the list of health care professionals who are called on or targeted by Sankyo; and

  (e)
  any other information designated as confidential by such party in writing; provided that no oral or visual communications shall be deemed confidential unless confirmed in writing to be so within thirty (30) calendar days of the time such information is orally or visually communicated (however such information shall be maintained as confidential during this thirty (30) calendar day period), and provided further that Proprietary Information shall not include any information that is:

  (i)
  already in the possession of the receiving party at or before the time of disclosure hereunder as shown by the receiving party's files existing at the time of disclosure antedating the date of disclosure; or

  (ii)
  now or hereafter publicly known or otherwise known by the receiving party through no wrongful act of the receiving party (provided that if Proprietary Information becomes publicly known, this shall not excuse a prior disclosure by the receiving party); or

  (iii)
  lawfully received by the receiving party from a third party without obligation of confidence; or

  (iv)
  developed by the receiving party or its Affiliates independent of any disclosure made hereunder as shown by the receiving party's files; or

  (v)
  required by law to be disclosed by the receiving party, provided that the disclosing party is given ten (10) calendar days written notice of the legal requirement.

        1.18    "Regulatory Approval"    of a Product means FDA approval to sell such Product in the Territory.

        1.19    "Sales and Marketing Plan"    shall mean, for any period, a written plan that has been reviewed by the Sales and Marketing Committee as defined in Section 7.2 and sets forth for such period the plan and budget for the detail levels, advertising, marketing and sale of the Product, including a Product sales forecast for the upcoming year. The parties will collaborate on developing Sales and Marketing Plans. For the initial Sales and Marketing Plan, Cygnus will be responsible for preparing the marketing portion and Sankyo will be responsible for preparing the sales portion. The parties will complete the first such Sales and Marketing Plan within [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] calendar days of the Effective Date.

        1.20    "Term"    has the meaning set forth in Section 11.1(a).

        1.21    "Territory"    means the United States and its territories and commonwealth possessions only and does not include any other countries.

2.    RIGHT OF CO-PROMOTION

        2.1    Appointment.    Cygnus hereby grants to Sankyo a non-exclusive right of co-promotion during the Term to sell and market the Product in the Territory upon the terms and conditions set forth herein and a non-exclusive license under Cygnus Intellectual Property Rights to use, offer for sale and sell only as set forth under the terms and conditions of this Agreement the Product in the Territory during the Term. Notwithstanding this right granted to Sankyo, Cygnus, its Affiliates, designees, licensees and/or its sublicensees may engage in activities to promote and generate sales of the Product, provided, however, that any orders for the Product generated by the activities of Cygnus, its Affiliates, designees, licensees, and/or its sublicensees [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]. In the event that Cygnus enters into an agreement or other business arrangement with a third-party to co-promote, market, distribute, sell or offer for sale the Product in the Territory, Cygnus shall provide Sankyo under confidentiality with the identity of the third party and the terms and conditions of the agreement or other business arrangement. Sankyo shall have no rights to the Product outside of the Territory.

        2.2    Consideration.    In consideration of Cygnus' grant to Sankyo of a right of co-promotion under this Agreement, Sankyo shall pay to Cygnus the nonrefundable sum of Ten Million ($10,000,000.00) Dollars. Said payment shall be made as follows: (i) a nonrefundable payment of $5,000,000.00 [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] and (ii) a nonrefundable payment of $5,000,000.00 [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.].

3.    PAYMENT

        3.1    Net Sales Percentage.    In consideration for Sankyo's sales activities under Section 4.1, Cygnus shall pay to Sankyo (i) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], (ii) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.](iii) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] ("Co-Promotion Fee"). This amount shall be Sankyo's sole payment under this Agreement, and Cygnus shall not be responsible for any of Sankyo's costs and expenses, whether external or internal and whether direct or indirect, incurred in Sankyo's performance of its obligations under this Agreement.

        3.2    Reports and Payments.    Cygnus shall make the payments specified in Section 3.1 to Sankyo on a [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] basis within [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] after the end of each Calendar Quarter during the Term with respect to amounts that become due and payable during the preceding quarter. Additionally, within [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the end of each Calendar Quarter, a written statement of Net Sales of the Product in the Territory during such calendar quarter shall be provided by Cygnus to Sankyo. Such written statement shall include [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the Product, by Cygnus, its Affiliates, designees, licensees, sublicensees or other third party and all itemized deductions and calculated Net Sales as described in Section 1.12. Such written statement shall also be signed by a duly authorized representative of Cygnus on behalf of Cygnus and shall show such Net Sales during such Calendar Quarter, and the amount due and payable to Sankyo pursuant to this Section 3.2. Net Sales shall be calculated as set forth in Section 1.12 and shall be consistent with accounting methods used by Cygnus in preparing and maintaining its books and records.

        3.3    Manner of Payment.    All payments to Sankyo under Section 3.1 shall be made by wire transfer in U.S. dollars. Late payments shall bear interest at the lower of (a) the prime rate as quoted from time to time by Bank of America plus 1%, or (b) the maximum rate permitted by law.

4.    RESPONSIBILITIES AND OBLIGATIONS OF SANKYO

        4.1    Sales Obligations.    During the Term, and with respect to each Product for which Regulatory Approval has been obtained, Sankyo will:

  (a)
  use its commercially reasonable efforts to promote, sell and support (through education and training) each of the Product on a continuing basis to the total and complete exclusion of any and all Competitive Product;

  (b)
  comply with good business practices and all applicable laws and regulations;

  (c)
  promptly notify Cygnus or its designee of any Product complaints or adverse patient reactions according to Section 4.3 and any actual or potential governmental actions relevant to any Product;

  (d)
  not make any false claims, representations, warranties or guarantees to any third party with respect to the specifications, features, capabilities or intended use of the Product;

  (e)
  deploy a minimum of fifty (50) of its specialty sales representatives to sell the Product. These specialty sales representatives will target [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] physicians for the Product ([CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]) and will deliver a minimum of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] Product details to high potential physicians and associated health care professionals annually;

  (f)
  support the specialty sales force set forth in Section 4.1(e) through appropriate sales operations and training programs, personnel and systems;

  (g)
  provide support as determined by the Sales and Marketing Committee for Product co-promotion efforts through its national primary care sales representatives (currently approximately 450 primary care sales representatives), its managed care personnel to conduct contracting and pull-through programs within agreed upon managed care accounts (currently approximately 20 managed care specialists), its medical manager group (currently approximately 20 personnel) and its product manager; collectively, with the specialty sales representatives set forth in Section 4.1(e), the Sankyo sales force);

  (h)
  develop and produce sales force training materials for the Sankyo sales force using information provided by Cygnus pursuant to Section 5.1(e); and

  (i)
  keep for five (5) years after termination of this Agreement records of information relating to the Product.

The parties will collaborate closely on all sales and marketing efforts and Sankyo shall keep Cygnus informed of all the above-identified activities through the Sales and Marketing Committee set forth in Section 7.2.

        4.2    Reports.    At least quarterly and whenever reasonably requested by Cygnus, Sankyo will provide Cygnus with all current sales information relating to the Product, including, without limitation, a confidential written summary describing the number and type of details performed as well as any research and competitive analysis. In addition, upon reasonable request by Cygnus, Sankyo will provide Cygnus with current confidential information regarding potential medical professionals contacted by Sankyo. All reports provided by Sankyo to Cygnus shall be treated as Proprietary Information unless otherwise agreed to in writing by Sankyo.

        4.3    Adverse Event Reporting ("AER").    Sankyo shall report all suspected AERs to Cygnus' Regulatory Department or its designee, via telephone at 1-866-GLWATCH or to such other number as Cygnus may designate, as soon as possible but in no event later than two (2) business days of receipt of such information by any employee of Sankyo. For the purposes of this Section 4.3, AER shall mean any adverse medical event in or complaint by a patient who uses the Product (as defined by Parts 803 and 820 of the U.S. Code of Federal Regulations Chapter 21 and any other applicable definitions in regulations promulgated by the FDA) which require reporting by Cygnus to the FDA. If requested, Sankyo will make reasonable efforts to assist Cygnus, or its designee, in obtaining AER follow-up information from reporters initially identified by Sankyo. Cygnus shall retain responsibility for all FDA reporting requirements, and Sankyo shall have no responsibility to report any AER to the FDA.

5.    RESPONSIBILITIES AND OBLIGATIONS OF CYGNUS

        5.1    During the Term and with respect to each Product, Cygnus will:

  (a)
  use its commercially reasonable efforts to conduct all research, development, legal, clinical and regulatory (including labeling) activities relating to the Product;

  (b)
  use its commercially reasonable efforts to obtain and maintain Cygnus Patent Rights and all Regulatory Approvals in the Territory relating to the Product;

  (c)
  prepare all Product labeling including patent marking, determine the Product name, set pricing, set product sales forecasts, and take orders and manage distribution of the Product to third party customers. Cygnus shall use its commercially reasonable efforts to transition as soon as practicable from direct sales to retail distribution for the Product. [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.];

  (d)
  handle warranty obligations for the Product, in accordance with the terms of the product warranty provided with the Product, and such customer service activities as is customary for a product of this nature;

  (e)
  provide technical information to allow Sankyo to develop and produce training materials to allow Sankyo to train its sales force for detailing the Product consistent with the Sales and Marketing Plan;

  (f)
  use its commercially reasonable efforts to market and sell the Product, including but not limited to maintaining a minimum of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] field representatives to assist Sankyo's sales activities and providing Sankyo sales force with sales force promotional funds as budgeted and pre-approved by the Sales and Marketing Committee, and such sales force promotional funds are included in the Promotional Amount set forth in Section 1.16;

  (g)
  for the calendar years commencing [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] and [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], Cygnus will provide a minimum of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] per year to fund the Promotional Amount unless otherwise agreed by the Sales and Marketing Committee. Thereafter, Cygnus will use its commercially reasonable efforts to fund the Promotional Amount in an amount which is usual and customary for a product of this nature in the Territory. If so recommended by the Sales and Marketing Committee, [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.];

  (h)
  prepare all advertising, promotional, educational, training and communication materials, subject to review by Sankyo, for marketing and sale of the Product for distribution to independent third parties (including medical professionals) (the "Promotional Materials"). If Sankyo does not approve of the Promotional Materials provided by Cygnus, Sankyo may opt out of using such Promotional Materials. If requested by Sankyo, Cygnus shall include the trademarks and/or company logos of Sankyo on such Promotional Materials in a format designated by Cygnus. Notwithstanding the foregoing, Cygnus shall have no obligation to include the trademarks and/or company logos or the name of Sankyo on any Product, Product packaging, Product instructions for use and the like;

  (i)
  provide Sankyo with a copy of all reported AERs; and

  (j)
  continue to use its commercially reasonable efforts to develop and obtain approval for the marketing of future Products.

The parties will collaborate closely on all sales and marketing efforts and Cygnus shall keep Sankyo informed of all of the above-identified activities through the Sales and Marketing Committee set forth in Section 7.2.

        5.2    Regulatory Notification to Sankyo.    During the Term Cygnus will notify Sankyo promptly (and in any event within two (2) business days) of its receipt of information from the FDA:

  (a)
  that raises any material concerns regarding the safety or effectiveness of the Product or would affect Product labeling;

  (b)
  that indicates a material liability for either party arising in connection with the Product;

  (c)
  that, in Cygnus' opinion, is reasonably likely to lead to a recall or market withdrawal of the Product. Information that shall be disclosed pursuant to this Section 5.2 shall include, but not be limited to the items in Section 5.2(e) and (f);

  (d)
  of any materially adverse action of the FDA or any other governmental or regulatory authority in the Territory relating to:

  (i)
  inspections of manufacturing, distribution or other related facilities;

  (ii)
  inquiries concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties); and

  (iii)
  any communication specifically involving the manufacture, sale, promotion, distribution of the Product or any other reviews or inquiries relating to the Product;

  (e)
  of a receipt of a "Warning Letter" or other correspondence relating to the Product from the FDA or any other governmental or regulatory authority in the Territory; and

  (f)
  of an initiation of any governmental or regulatory authority investigation, detention, seizure or injunction concerning the Product in the Territory.

        5.3    Recalls or Other Corrective Action.    Cygnus shall have sole responsibility and shall make all decisions in its sole discretion with respect to any recall, market withdrawals or any other corrective action related to the Product, including the right to cease all sales of Product in the Territory or the promotion and detailing of the Product in the Territory. Cygnus shall promptly notify Sankyo of all recalls and all other decisions or notifications (including, without limitation, notifications to or from the FDA) relating to market withdrawals of the Product or other such corrective action relating to the

Product. At Cygnus' request, Sankyo shall use its commercially reasonable efforts to assist Cygnus in conducting such recall, market withdrawal or other corrective action, and any documented out-of-pocket costs incurred by Sankyo with respect to participating in such recall, market withdrawal or other corrective action shall be reimbursed by Cygnus. In the event that a Product recall or market withdrawal results in the situation where there are no Net Sales of any Product, then the Term will be extended for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] such recall or market withdrawal is in effect, however, the Promotional Amount set forth in Section 5.1(g) shall be suspended during the time period where there are no Net Sales of any Product. In the event that there are no Net Sales of any Product for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], then Sankyo may terminate this Agreement pursuant to Section 11.3.

        5.4    Supply.    Cygnus shall use its commercially reasonable efforts to supply Product (both for trade purposes and samples) during the Term in sufficient quantities to meet forecasted amounts of demand set forth in the Sales and Marketing Plan. Cygnus will, from time to time, at Sankyo's written request, promptly inform Sankyo of all material problems relating to Cygnus' inventory levels and ability to continue supply of the Product to meet forecasted amounts of demand set forth in the Sales and Marketing Plan. Prior to the Effective Date, Cygnus shall send Sankyo a letter setting forth its present manufacturing capacity to manufacture Product and its projected capacity to manufacture Product as of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.].

        5.5    Failure of Supply.    In the event that for any reason (other than by a Force Majeure Act, as defined in Section 14.10), (i) Cygnus is unable to supply on a timely basis at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the volume of all-ordered Product during a Calendar Quarter and (ii) such orders are not greater than the forecasted Product requirements included in the then current Sales and Marketing Plan, then the Term will be extended for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] Cygnus is unable to supply on a timely basis at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the volume of all-ordered Product. In the event that the failure to supply continues for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], then Sankyo may terminate this Agreement pursuant to Section 11.4. From time to time, Cygnus will provide information relating to orders, inventory levels and backlog as reasonably requested by Sankyo.

6.    OBLIGATIONS OF BOTH PARTIES

        6.1    Records and Audit Rights.    Each party shall keep and maintain complete and accurate books and records reflecting all information necessary or useful in verifying the accuracy of all reports delivered and payments made under this Agreement and such books and records are proprietary to that party. Each party (the "Auditing Party") shall have the right to audit, or cause its independent auditor to audit, the books and records of the other party (the "Audited Party") as they relate to such reports and payments, provided that any accountant agrees in writing to keep all information confidential, except as needed to disclose any discovered discrepancies and provided further that such audit:

  (a)
  is conducted during normal business hours;

  (b)
  is conducted no more often than once per year (unless a discrepancy resulting in a payment in excess of one hundred thousand dollars ($100,000) is discovered in favor of the Auditing Party, in which case the audits may be conducted semi-annually); and

  (c)
  is conducted only after the Auditing Party has given ten (10) calendar days prior written notice to the Audited Party. The Auditing Party shall bear the full cost and expense of such audit, unless a discrepancy resulting in a payment in excess of the one hundred thousand dollars ($100,000) in favor of the Auditing Party is discovered, in which event the Audited Party shall bear the full cost and expense of such audit, however this amount shall not exceed fifty thousand dollars ($50,000) and any costs or expenses in excess of this amount shall be borne by the Auditing Party. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable by the party found to have caused the discrepancy. All books and records relating to either party's obligations under this Agreement shall be retained by such party for five (5) years after the Term.

Cygnus shall require any of its Affiliates, designees, licensees or sublicensees that are authorized to co-promote, market, distribute, sell or offer for sale the Product in the Territory to provide confidential sales reports to Cygnus, and to keep and maintain records of such sales subject to audit by Sankyo.

        6.2    Insurance.    During the Term, Cygnus and Sankyo each will purchase and maintain in full force and effect, with a responsible insurance carrier, the insurance coverage and amounts typical in the medical devices industry for the type of activities performed by each of the parties for similarly positioned and sized companies. Specifically, Cygnus will be solely responsible for insuring against product liability claims arising from, or relating to, the Product. Cygnus shall maintain product liability insurance throughout the Term in an amount of at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] on a "per occurrence" basis with an insurance company rated at least A-3 by Best's rating guide. Sankyo shall be added as an additional insured on Cygnus' product liability insurance policy. Sankyo shall maintain all insurance necessary for a co-promoter throughout the Term in an amount of at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] on a "per occurrence" basis with an insurance company rated at least A-3 by Best's rating guide. Cygnus shall be added as an additional insured of Sankyo's insurance policy. Each party shall provide the other with a certificate of insurance and shall keep such policy current. Each such insurance policy shall provide for at least thirty (30) calendar days prior written notice to Cygnus and Sankyo of the cancellation or any substantial modification of the terms of coverage.

        6.3    Governmental Approvals; Compliance with Law.    Cygnus and Sankyo each shall make all filings with government authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder. In fulfilling its obligations under this Agreement, Cygnus and Sankyo each agrees to comply in all material respects with all applicable laws.

        6.4    Cooperation.    The parties will cooperate with each other in the sales and marketing of the Product. Sankyo may, upon reasonable advance notice, at Sankyo's cost, visit facilities where the Product is being manufactured, stored, tested or shipped during normal business hours. Cygnus may, upon reasonable advance notice, have its personnel accompany the Sankyo sales force in the field to observe Sankyo's sale of the Product and Cygnus may, from time to time, contact health care professionals to obtain feedback on the Product.

7.    MANAGEMENT OF RELATIONSHIP

        7.1    Co-Promotion Coordinators.    Within twenty (20) calendar days from the Effective Date, each party will designate a "Co-Promotion Coordinator." The Co-Promotion Coordinators will be responsible for routine communications between the parties. Either party may change its Co-Promotion Coordinator at any time and from time to time by giving the other party written notice. The Co-Promotion Coordinators will discuss the progress of the sales efforts of the Product and, if applicable, exchange information regarding the Product. The Co-Promotion Coordinators shall have no authority to amend, alter or extend this Agreement in any manner. If the Co-Promotion Coordinators disagree on any issue, and cannot resolve the dispute within fourteen (14) calendar days, either Co-Promotion Coordinator may submit the problem to the Sales and Marketing Committee.

        7.2    Sales and Marketing Committee.    Within twenty (20) calendar days from the Effective Date, the parties will form a Sales and Marketing Committee consisting of three (3) people from each party (the "Sales and Marketing Committee"). A representative from Cygnus shall serve as the chairperson of the Sales and Marketing Committee. The Sales and Marketing Committee shall meet at least quarterly, and shall document their meetings in written minutes, to:

  (a)
  determine the sales and marketing of the Product in the Territory, including a review and update of the Sales and Marketing Plan at least annually, discussions of actions to foster the attainment of sales objectives, development of Promotional Materials and discussions of current marketing, sales and pricing strategies;

  (b)
  consult to determine market size, demand and forecasts, taking into consideration Cygnus' manufacturing capacities;

  (c)
  coordinate sales activities between Sankyo, Cygnus, its Affiliates, or any other third parties marketing and/or selling the Product for Cygnus;

  (d)
  direct efforts to develop and implement strategies of institutional, governmental and managed care marketing;

  (e)
  review Cygnus' sales and marketing obligations under Section 5.1 and receive updates from Cygnus on other significant activities relating under Section 5.1, including an annual review of Cygnus Intellectual Property Rights in the Territory and a quarterly review of Cygnus' product development as set forth in Section 5.1(j);

  (f)
  determine the co-promotional support as set forth in Section 4.1;

  (g)
  review Sankyo's sales and marketing obligations under Section 4.1; and

  (h)
  resolve any disputes pursuant to Section 7.1.

Each party may change its members of the Sales and Marketing Committee at any time upon written notice, and each party will cause its members of the Sales and Marketing Committee to act reasonably, in good faith and consistent with the terms and conditions of this Agreement. The Sales and Marketing Committee may take action only by the unanimous written consent of all members, as indicated by all members signing the written minutes. If an issue remains unresolved after good faith consideration by the Sales and Marketing Committee for thirty (30) calendar days, any Sales and Marketing Committee member may submit it to the Executive Officers of the parties for resolution. The initial and first subsequent (i.e., for the next Co-Promotion Year) Sales and Marketing Plan shall be mutually agreed upon by Sankyo and Cygnus.

        7.3    Executive Officers.    Each party shall designate an "Executive Officer" of its company who will be available in the event of any dispute that has not been resolved by the Sales and Marketing Committee in accordance with Section 7.1. The Executive Officer must be at least at the level of an officer of the company. The initial Executive Officers shall be designated within twenty (20) calendar days of the Effective Date. The Executive Officers shall attempt in good faith to resolve any issue presented to them by the Sales and Marketing Committee. In the event that an issue relates to Cygnus' responsibilities and obligations under Section 5.1, the Executive Officer from Cygnus shall make the final determination. In the event that an issue relates to the Sankyo's responsibilities and obligations under Section 4.1, the Executive Officer from Sankyo shall make the final determination. Any other issue will be deemed not to be resolved if the Executive Officers are unable to resolve it within thirty (30) calendar days after attempting in good faith to do so.

8.    REPRESENTATIONS, WARRANTIES AND COVENANTS

        8.1    Mutual Representations.    Each party represents, warrants and covenants to the other as follows:

  (a)
  Existence and Authority.    It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any contract, agreement, arrangement or understanding to which such party is subject.

  (b)
  Enforceability.    This Agreement is a valid and binding obligation of said party, enforceable against it in accordance with its terms.

  (c)
  Litigation.    There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened before any court or administrative agency against said party which could, directly or indirectly, reasonably be expected to materially affect its ability to perform its obligations hereunder or the marketability of the Product.

  (d)
  Compliance with Laws.    Each party shall fully comply in all material respects with all applicable federal, state and local laws, rules, regulations or ordinances with respect to its obligations hereunder and shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it in order to enable it to perform its obligations hereunder.

        8.2    Cygnus' Representations.    Cygnus hereby represents, warrants and covenants to Sankyo as follows:

  (a)
  Product Specifications.    All sample Product delivered by or for Cygnus to Sankyo or distributed by or for Cygnus and Product manufactured, distributed or sold by or for Cygnus during the Term will comply in all material respects with the specifications for the Product; will comply in all material respects with all requirements of the FDA and other applicable laws, rules and regulations; will not be adulterated or misbranded and will have been determined to be safe and effective by the FDA for the Product's intended use under the U.S. Food, Drug and Cosmetic Act and regulations issued thereunder or other applicable laws; and will have been manufactured in all material respects in accordance with current good manufacturing practices as provided in the U.S. Food, Drug and Cosmetic Act and regulations issued thereunder. All promotional materials provided or distributed by Cygnus shall comply in all material respects with all applicable laws and regulations. This representation does not apply to Product that has been mishandled, mistreated or used or maintained or stored by Sankyo other than in conformity with Cygnus' written instructions.

  (b)
  Intellectual Property.    As of the Effective Date, Cygnus has received no notices, threats, or warnings, orally or in writing, alleging infringement or violation of any intellectual property right of another party with respect to the Product and that the Exclusive License Agreement for Device for Iontophoretic Non-Invasive Sampling or Delivery of Substances between

    Cygnus and the University of California, effective January 1, 1995, and any amendments thereto, remains in full force and effect. Additionally, Cygnus is not aware of any patents, trademarks, copyrights or other intellectual property rights of third parties that the initial Products (i.e., GlucoWatch® Biographer 1 and 2) would infringe. To the best of its knowledge, Cygnus owns or possesses all right, title and interest in and to, or has licenses to, all patents, know-how, trademarks, copyrights, trade secrets and all other intellectual property of any nature whatsoever relating to the Product, including, but not limited to Cygnus Patent Rights, Cygnus Trademarks, Cygnus Copyrights and Cygnus Know-How (collectively, "Cygnus Intellectual Property Rights") required to make, use, sell or offer for sale the Product in the Territory. Cygnus owns or has licenses to the Cygnus Intellectual Property Rights free and clear of all liens, claims and encumbrances and free of all royalty or similar payment obligations to any third party except for the University of California. Cygnus has not received any notice concerning the institution or possible institution of any interference, opposition, re-examination or reissue involving any of Cygnus Patent Rights.

  (c)
  Information Disclosure.    Cygnus represents and warrants to Sankyo that, as of the Effective Date, all documents, materials, representations and other information provided to Sankyo by Cygnus concerning the Product, including, without limitation, with respect to the FDA's determination of safety and effectiveness of the Product, are materially accurate, and, taken as whole, do not contain any statement which is false or misleading in any material respect, and that Cygnus has not omitted or failed to state any fact that would materially adversely affect Sankyo's or Cygnus' ability to perform its obligations under this Agreement.

  (d)
  Other Agreements.    As of the Effective Date, Cygnus has not entered into any agreement or other business arrangement with a third party for the promotion, marketing, distribution, offer for sale or sale of the Product in the Territory other than the U.S. Market Research Agreement, dated February 22, 2001, and any amendments thereto, between Cygnus and Lifescan, Inc.

        8.3    Sankyo' Representations.    Sankyo hereby represents, warrants and covenants to Cygnus as follows:

  (a)
  Sales Misconduct.    As of the Effective Date, Sankyo has not received any notices or citations from the FDA relating to misconduct or illegal promotional activities of its sales force with regard to any product. During the Term, Sankyo will comply with all applicable laws and regulations relating to the conduct of its sales force.

  (b)
  Resale of Product.    Sankyo will not purchase or resell the Product without the prior written permission of Cygnus.

  (c)
  Promotional Claims.    Sankyo sales representatives will not make any promotional claims for the Product not expressly approved by Cygnus.

9.    INTELLECTUAL PROPERTY

        9.1    Trademarks.    Cygnus has applied for and/or registered the trademark "GLUCOWATCH" and "CYGNUS" that Cygnus may use on the Product, and in the future will register or otherwise protect additional trademarks, service marks, logos and other designations relating to the Product (collectively, "Cygnus Trademarks"). Cygnus shall be the sole owner of all Cygnus Trademarks, and Sankyo has not and will not apply for and/or register any trademarks relating to the Product. Each party hereby grants to the other a nonexclusive right and license to use any trademark of the party to permit the other party to meet its obligations under this Agreement during the Term in the Territory. In the event Cygnus decides to stop marking the Product as "GLUCOWATCH," Cygnus will first consult with Sankyo prior to making its decision.

        9.2    Rights in Trademarks, Trade Names, Logos or Designations.    Sankyo acknowledges that it has paid no consideration for the use of Cygnus Trademarks, and nothing contained in this Agreement shall give Sankyo any right, title or interest in or to any of Cygnus Trademarks. Sankyo acknowledges that Cygnus retains all proprietary rights in all of Cygnus Trademarks, and Sankyo agrees that it will not at any time during or after the Term assert or claim any interest or do anything that might adversely affect the validity or enforceability of any Cygnus Trademarks.

        9.3    Copyrights.    Cygnus owns its copyrights in software, promotional materials, and other copyrightable materials published in connection with the development, sales and marketing of the Product ("Cygnus Copyrights"), and Sankyo has not and will not own any copyrights in any materials relating to the Product. Each party hereby grants to the other a nonexclusive right and license to use any copyright of the party to permit the other party to meet its obligations under this Agreement during the Term in the Territory.

        9.4    Ownership.    As between the parties and subject to the exclusion set forth in this Section 9.4, each party will be the sole owner of the intellectual property rights in any invention made during the Term of which only its employees and its third party contractors are inventors, and each party will jointly own the intellectual property rights in all inventions made during the Term of which both parties, employees or contractors are joint inventors. In the case of solely owned intellectual property rights, each party will bear the cost and responsibility of such rights. In the case of jointly owned intellectual property rights, the parties will share the cost and responsibility in filing, prosecuting and maintaining such jointly owned rights, which may be exploited and non-exclusively licensed to third parties by either party without accounting to or further approval of the other party. Inventorship on patent applications will be determined by U.S. patent law. If Sankyo, during the Term through its employees or its third party contractors, is an owner of, or a licensee with a right to sublicense, any intellectual property rights relating to reverse iontophoresis glucose monitoring, Sankyo hereby grants Cygnus a royalty-free, non-exclusive, perpetual license in such intellectual property to Cygnus, however Sankyo shall bear the cost and responsibility of filing, prosecuting and maintaining such intellectual property rights.

        9.5    Claim of Infringement.    If Sankyo or Cygnus ("Receiving Party") receives a claim that any of the Product infringe upon a patent or copyright, or that any Cygnus Trademarks employed with a Product infringe upon a registered trademark, service mark, logo or protectable trade-dress of a third party in the U.S., the Receiving Party will notify the other party promptly in writing to ensure that Cygnus has all necessary information and assistance and the authority to evaluate and defend such claim. Cygnus, at its sole and absolute discretion, shall determine what course of action it wishes to take in defending such a claim including but not limited to litigation, license and the like. Cygnus warrants and represents that it shall use its commercially reasonable efforts to secure a right to continue using the Product free of liability for infringement of any third party patent, copyright, trademark or any other intellectual property right. Royalties and other payments associated with such right shall be borne by Cygnus. Cygnus shall indemnify, defend and hold harmless Sankyo, and its officers, directors, employees and agents with respect to such claims in accordance with the terms and conditions of Article 12.

        9.6    Infringement by Third Parties.    Each party shall notify the other party in writing promptly upon its becoming aware of any infringement by a third party of Cygnus Intellectual Property Rights utilized in manufacturing, using, developing, supplying, importing, exporting, marketing, distributing, co-promoting, offering for sale or selling the Product. Cygnus shall have the right, but not the obligation, to file and maintain lawsuits in its own name for infringement by third parties of any Cygnus Intellectual Property Rights related to any Product. Sankyo shall cooperate as reasonably requested by Cygnus, at Cygnus' expense, in any investigation or action taken by Cygnus in respect of such infringement. All sums obtained as a result of such suit or proceeding, whether by judgment, award, decree or settlement, shall be the property of Cygnus except, however, Cygnus shall pay to Sankyo [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of all sums obtained after such sums are first applied to reimburse Cygnus for its out-of-pocket costs incurred in connection therewith. In the event that Cygnus chooses not to pursue legal action against such infringing third party and the infringing product or products subsequently obtains at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the market share for the Product, wherein the market is defined as the Cygnus Product and the infringing reverse iontophoresis glucose monitoring product or products, then Cygnus shall treat the volume of the infringing reverse iontophoresis glucose monitoring product or products as Net Sales during the period of infringement. In the case there is a dispute between the parties as to whether a third party infringes Cygnus Intellectual Property Rights, the parties shall request the opinion of a mutually agreed upon third party patent expert and shall equally bear the cost of such expert.

        9.7    No Other Licenses.    Cygnus agrees it will not assert against Sankyo any claim of infringement under Cygnus Patent Rights based on Sankyo's activities under this Agreement during the Term. No other rights or licenses, whether express or implied, in Cygnus' intellectual property are granted by Cygnus to Sankyo.

10.  CONFIDENTIALITY

        10.1    Confidentiality.    Each party agrees that any Proprietary Information it obtains from the other party is the confidential property of the disclosing party, and may not be used by the receiving party other than in connection with the activities contemplated under this Agreement. Except as expressly permitted in this Agreement, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall obtain the prior written permission of the other party before releasing such Proprietary Information to a third party. If such permission is granted, the releasing party shall ensure that the third party is bound to the same obligations of confidentiality. The restrictions on use and disclosure of Proprietary Information imposed upon a receiving party under this Section 10.1 shall continue in full force and effect during the Term and for a period of five (5) years thereafter.

11.  TERM AND TERMINATION

        11.1    Term, Early Termination.

  (a)
  Unless terminated earlier as provided in Section 11.2, Section 11.3, Section 11.4 or Section 11.5 or extended as provided in Section 5.3 or Section 5.5, this Agreement will have an initial term of twelve (12) years from the initial Product Launch Date (the "Term"); provided, however, that at any time after the expiration of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date either party may terminate the Agreement by giving the other [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] prior notice in writing of its intent to terminate the Agreement. The Term shall automatically be extended for successive periods of one (1) year unless either party gives written notice of termination to the other at least [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] prior to the end of the Term or any one-year extension thereof.

  (b)
  In the event Cygnus elects to terminate the Agreement pursuant to Section 11.1(a) prior to the expiration of the Term, Cygnus shall pay to Sankyo an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales from the date of termination through the end of the Term (without regard to such termination). The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

  (c)
  In the event Sankyo elects to terminate this Agreement pursuant to Section 11.1(a) prior to the expiration of the Term, Cygnus shall pay to Sankyo an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales from the date of termination through the end of the Term (without regard to such termination). The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

        11.2    Termination Due to Insufficient Sales.

  (a)
  Either party may terminate this Agreement upon [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] prior written notice if, after [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date but prior to [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, the Net Sales of the Product are less than [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] in the immediately preceding twelve (12) month period.

  (b)
  In the event Cygnus terminates this Agreement pursuant to Section 11.2(a), then Cygnus shall pay to Sankyo for a period of time equal to the duration of this Agreement prior to termination (measured from the initial Product Launch Date to the date of termination), but in no event shall such payments be made for more than [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], (i) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales for the first [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of cumulative Net Sales following such termination and (ii) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales thereafter. The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

  (c)
  In the event Sankyo terminates this Agreement pursuant to Section 11.2(a), then Cygnus shall pay to Sankyo [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales for a period of time equal to the duration of this Agreement prior to termination (measured from the initial Product Launch Date to the date of termination), but in no event shall such payments be made for more than [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]. The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

        11.3    Termination Due to Recall or Market Withdrawal.

  (a)
  In the event that Cygnus shall be unable to sell the Product as a result of a recall, market withdrawal or other corrective action, as provided in Section 5.3, and such inability to sell the Product continues for a period of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], Sankyo shall have the right to immediately terminate the Agreement.

  (b)
  In the event Sankyo terminates this Agreement pursuant to Section 11.3(a) during the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, then Cygnus shall pay to Sankyo [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] to be paid out on a pro rata share for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] following termination. The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

  (c)
  Cygnus' inability to sell the Product under Section 5.3 for a continuous period of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] shall be deemed a material breach of the Agreement only if such inability was due to Cygnus' negligence.

        11.4    Termination Due To Failure To Supply.

  (a)
  In the event Cygnus shall be unable to supply on a timely basis in accordance with the terms of Section 5.5 for a continuous period of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], Sankyo shall have the right to immediately terminate the Agreement.

  (b)
  In the event Sankyo terminates this Agreement pursuant to Section 11.4(a) during the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, then Cygnus shall pay to Sankyo [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] to be paid out on a pro rata share for [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] following termination. The payments shall be paid in accordance with the terms of Sections 3.2 and 3.3.

  (c)
  Cygnus' Cygnus' inability to supply the Product under Section 5.3 for a continuous period of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] shall be deemed a material breach of the Agreement only if such failure to supply was due to Cygnus' negligence.

        11.5    Termination as a Result of a Change of Control in Cygnus.

  (a)
  In the event that a Change of Control as defined in Section 11.5(d) affecting Cygnus takes place, Sankyo, Cygnus or Cygnus' successor in interest shall have the right, but not the obligation, to terminate the Agreement by furnishing notice of such election to terminate within fifteen (15) calendar days from execution of Change of Control documents, such termination to be effective thirty (30) calendar days after Cygnus' Change of Control is effective and all regulatory and shareholder approvals, if any, are obtained. In the Event that Sankyo, Cygnus or Cygnus' successor in interest exercises its rights of termination, Cygnus or Cygnus' successor in interest, as the case may be, shall purchase Sankyo's remaining rights under this Agreement. The purchase price for such sale shall be as set forth in Section 11.5(b) or Section 11.5(c).

  (b)
  In the event that a Change of Control affecting Cygnus takes place and Cygnus or Cygnus' successor in interest exercises its right of termination, then Cygnus or Cygnus' successor in interest, as the case may be, shall pay Sankyo as follows:

  (i)
  in the event that a Change of Control affecting Cygnus takes place during [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, (A) an amount equal to [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the Effective Date until the date of termination (including payments made pursuant to Section 2.2 and all costs and expenses incurred by Sankyo to comply with its obligations under Section 4.1) minus all amounts paid to Sankyo pursuant to Section 3.1, (B) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] for Sankyo discontinuing its activities under this Agreement, and (C) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales for the Co-Promotion Year in which the termination occurs, provided however, that the amount payable under this Section 11.5(b)(i)(C) cannot exceed [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of the total value of the Change of Control transaction. Such payment shall be made within fifteen (15) calendar days of termination.

    (ii)
    in the event that a Change of Control takes place after the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date but prior to [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, either, at the sole option of Cygnus or Cygnus' successor in interest, as the case may be, (A) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales minus the amount of costs that would have been incurred under Section 4.1 but for termination (however, in no event shall such costs be less than those costs of the Co-Promotion Year immediately prior to termination) from the date of termination through the end of the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date and an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales thereafter through the end of the Term (without regard to such termination) and such payments shall be made in accordance with the terms of Sections 3.2 and 3.3, or (B) the fair market value of a cash flow stream of (x) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales minus the amount of costs that would have been incurred under Section 4.1 but for termination (however, in no event shall such costs be less than those costs of the Co-Promotion Year immediately prior to termination) from the date of termination through the end of the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date and (y) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales thereafter through the end of the Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties. Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

    (iii)
    in the event that a Change of Control takes place after [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, either, at the sole option of Cygnus or Cygnus' successor in interest, as the case may be, (A) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales through the end of the Term (without regard to such termination), and such payments shall be made in accordance with the terms of Sections 3.2 and 3.3, or (B) the fair market value of a cash flow stream of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales through the end of the Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties. Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

  (c)
  In the event that a Change of Control affecting Cygnus takes place and Sankyo exercises its right of termination, then Cygnus or Cygnus' successor in interest, as the case may be, shall pay Sankyo as follows:

  (i)
  in the event that a Change of Control affecting Cygnus takes place during the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]from the Effective Date, (A) [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] and (B) either, at the sole option of Cygnus or Cygnus' successor in interest, as the case may be, (x) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales from the date of termination through the end of the Term (without regard to such termination) and such payments shall be made in accordance with the terms of Sections 3.2 and 3.3, or (y) the fair market value of a cash flow stream of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales for a period of time equal to the duration of time remaining in the Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties. Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

  (ii)
  in the event that a Change of Control takes place after the first three (3) years from the initial Product Launch Date but prior to [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the Effective Date, either, at the sole option of Cygnus or Cygnus' successor in interest, as the case may be, (A) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales minus the amount of costs that would have been incurred under Section 4.1 but for termination (however, in no event shall such costs be less than those costs of the Co-Promotion Year immediately prior to termination) from the date of termination through the end of the [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date and an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales thereafter through the end of the Term (without regard to such termination) and such payments shall be made in accordance with the terms of Sections 3.2 and 3.3, or (B) the fair market value of a cash flow stream of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales minus the amount of costs that would have been incurred under Section 4.1 but for termination (however, in no event shall such costs be less than those costs of the Co-Promotion Year immediately prior to termination) from the date of termination through the end of the [CONFIDENTIAL TREATMENT

      REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date and an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales thereafter through the end of the Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties. Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

    (iii)
    in the event that a Change of Control takes place after [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] from the initial Product Launch Date, either, at the sole option of Cygnus or Cygnus' successor in interest, as the case may be, (A) an annual payment of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales through the end of the Term (without regard to such termination), and such payments shall be made in accordance with the terms of Sections 3.2 and 3.3, or (B) the fair market value of a cash flow stream of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] of Net Sales through the end of the Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties. Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

  (d)
  For purposes of Section 11.5, a "Change of Control" shall mean an event where:

  (i)
  any "Person(s)", meaning any natural person(s), corporation(s), general partnership(s), limited partnership(s), joint venture(s), proprietor-ship(s) or business organization(s), acquires beneficial ownership of capital stock of a party entitling the holder(s) thereof to at least fifty-one percent (51%) of the voting power of the then outstanding capital stock of Cygnus with respect to the election of directors of Cygnus; or

  (ii)
  Cygnus enters into a merger, consolidation or similar transaction with another Person (the "Acquiring Corporation") in which

  (A)
  Cygnus is not the surviving corporation in such transaction; or

  (B)
  the members of the Board of Directors of Cygnus prior to such transaction constitute less than one-half of the members of the Board of Directors of the Acquiring Corporation following such transaction; or

  (C)
  at least fifty-one percent (51%) of the voting power of the outstanding capital stock of the Acquiring Corporation with respect to the election of directors following such transaction is held by Persons who were shareholders of the Acquiring Corporation prior to such transaction; or

    (iii)
    Cygnus sells to any Person(s) in one or more related transactions, properties or assets representing at least fifty-one percent (51%) of Cygnus' consolidated total assets as reflected on its most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, provided that all or substantially all of the properties and assets used in connection with Cygnus' business are included in such transaction(s).

        11.6    Termination Due to Other Circumstances.

  (a)
  This Agreement may be terminated as set forth below upon the occurrence of any of the following events:

  (i)
  by either party immediately, if the other ceases to do business, or otherwise terminates its business operations;

  (ii)
  by either party immediately, if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) calendar days or diligent efforts are not being made to effect such reinstatement;

  (iii)
  by either party immediately, if the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) calendar days of written notice describing the breach; or

  (iv)
  by either party immediately, if the other shall seek voluntary protection under any bankruptcy, receivership, trust deed, creditors' arrangements, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) calendar days).

        11.7    Effect of Termination on Trademark Usage.    Upon termination of this Agreement, Sankyo will within ninety (90) calendar days cease all use of the trademarks, service marks, trade names, logos and designations of Cygnus and will not thereafter use, advertise or display any name, mark or logo that is, or any part of which is, similar to or confusing with any such designation associated with any Product.

        11.8    Survival.    The following provisions shall survive the termination of this Agreement: Article 3, Section 6.1, Article 8, Article 9, Article 10, Article 11 and Article 12, as well as any applicable definitions and general provisions. Remedies for breaches will also survive termination of this Agreement. Each party will promptly return all tangible Proprietary Information of the other (and all copies thereof) that it is not entitled to use under the surviving terms and conditions of this Agreement, except for one copy, which may be retained solely for legal, archival purposes.

12.  INDEMNIFICATION

        12.1    Indemnification by Cygnus.    Cygnus agrees to indemnify, hold harmless and defend Sankyo, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all liabilities, losses, suits, claims, damages and expenses (including, without limitation, attorneys' fees, expert fees and other disbursements) (collectively, "Liabilities") asserted against or incurred by Sankyo arising out of or relating to (a) the manufacture, use, distribution, promotion, sale, repair or replacement of Product (including, without limitation, Liabilities relating to product liability, product deficiencies and/or personal injury); (b) the breach by Cygnus of any of its representations, warranties or other obligations under this Agreement; or (c) a claim by a third party that the co-promotion, marketing, use, offer for sale or sale of the Product or use of promotional material related thereto infringes any patent, trademark, copyright or other intellectual property rights of such third party; except to the extent any such Liabilities set forth above result from the breach by Sankyo of its representations, warranties or obligations hereunder or its negligence or willful misconduct, or its sale of Product or use of such Promotional Materials in a manner which is inconsistent with the terms of this Agreement. THE INDEMNIFICATION PROVIDED HEREBY SHALL NOT BE DEEMED TO INCLUDE INDEMNIFICATION FOR LOST PROFITS OR INDIRECT OR CONSEQUENTIAL DAMAGES OF SANKYO. Any indemnification hereunder shall be net of any insurance proceeds recovered by Sankyo.

        12.2    Indemnification by Sankyo.    Sankyo agrees to indemnify, hold harmless and defend Cygnus, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any Liabilities asserted against or incurred by Cygnus, arising out of or relating to (a) the breach by Sankyo of any of its representations, warranties or other obligations under this Agreement; or (b) any negligence or willful misconduct of Sankyo, except to the extent such Liabilities result from the breach by Cygnus of its representations, warranties or obligations hereunder or any other actions that would be indemnified against by Cygnus under Section 9.5 or its negligence or willful misconduct. THE INDEMNIFICATION PROVIDED HEREBY SHALL NOT BE DEEMED TO INCLUDE INDEMNIFICATION FOR LOST PROFITS OR INDIRECT OR CONSEQUENTIAL DAMAGES OF CYGNUS. Any indemnification hereunder shall be net of any insurance proceeds recovered by Cygnus.

        12.3    Cooperation in Connection with Indemnification.    Any party entitled to indemnification pursuant to Section 12.1 or Section 12.2 shall notify the indemnifying party promptly of any claim that might give rise to a claim of indemnification, shall allow the indemnifying party to handle the defense of the claim (provided the indemnifying party acknowledges its obligation to indemnify hereunder), shall cooperate in the defense of such claim and shall not settle such claim without the indemnifying party's written consent (which shall not be unreasonably withheld, delayed or conditioned). An indemnified party shall have the right to participate in the defense of any matter as to which indemnification is being provided with its own counsel and at its own expense. Where any indemnity is claimed under this Agreement, the party claiming such indemnity shall take all reasonable action at the request of the indemnifying party (the reasonable cost of which shall be borne by the indemnifying party) to mitigate such Liabilities.

13.  SALE OR LICENSE OF PRODUCT RIGHTS

13.1
[CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

14.  GENERAL

        14.1    Amendment and Waiver.    Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

        14.2    Governing Law and Legal Actions.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, as if executed and fully performed within California; any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in California, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

        14.3    Headings.    Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

        14.4    Notices.    Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery service or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this Section 14.4, to the attention of the President and Chief Executive Officer, with a copy to the General Counsel, in the case of Cygnus, and to the attention of the President with a copy to Legal Counsel in the case of Sankyo. Any notice shall be deemed received upon one (1) business day after delivery to a major commercial rapid delivery service or, if delivered by U.S. mail service other than Express Mail, upon receipt or, if not received sooner, upon five (5) business days after deposit.

        14.5    Entire Agreement.    This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. The Confidential Disclosure Agreement, [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.], is completely replaced and superseded by the applicable provisions of this Agreement, provided however that all information provided under that Agreement shall be treated as if disclosed under this Agreement.

        14.6    Severability.    If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        14.7    Relationship of Parties.    The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. The parties expressly agree and acknowledge that no partnership or joint venture exists between them.

        14.8    Assignment.    This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

        14.9    Publicity and Press Releases.    Except to the extent necessary under applicable laws, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval. Notwithstanding the previous sentence, the parties agree that a press release announcing this Agreement will be jointly developed by the parties and released promptly after the Effective Date, and the parties recognize that Cygnus will need to file a copy of this Agreement, redacted to the extent permissible, with the U.S. Securities and Exchange Commission. Both parties will consult with each other prior to issuing any future press release relating to this Agreement.

        14.10    Force Majeure.    No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment of money) caused by governmental actions or restrictions (provided that any such governmental action or restriction was not the result of actions of a party to this Agreement), war, terrorist activities, civil commotion, riots, strikes, power outages, lock outs and acts of God such as fire, flood, earthquakes, lightning, drought or other similar or dissimilar causes that are beyond the control of the parties (each, a "Force Majeure Act").

        14.11    Remedies.    Except as otherwise expressly stated in this Agreement including but not limited to Sections 11.2, 11.3, 11.4 and 11.5, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms and conditions of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies, and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

        14.12    Nonemployment.    During the Term and for a period [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] thereafter, neither party will employ any current employee of the other party unless agreed to in writing by the parties.

        14.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.14    Interpretation.    The parties agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and that the terms and conditions of this Agreement shall be construed fairly with respect to the parties hereto and shall not be construed in favor or against any one party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CYGNUS, INC.
By:	/s/ JOHN C HODGMAN
Name:	John C Hodgman
Title:	Pres & CEO
SANKYO PHARMA, INC.
By:	/s/ JOSEPH PIERONI
Name:	Joseph Pieroni
Title:	President

EXHIBIT A
U.S. PATENTS OWNED BY CYGNUS OR LICENSED BY CYGNUS
(to be updated annually)

Cygnus:

U.S. 5,735,273,	"Chemical Signal-Impermeable Mask," issued April 7, 1998
U.S. 5,771,890,	"Device and Method for Sampling of Substances Using Alternating Polarity," issued June 30, 1998
U.S. 5,827,183,	"Method of Measuring Chemical Concentration Iontophoretically Using Impermeable Mask," issued October 27, 1998
U.S. 5,954,685,	"Electrochemical Sensor with Dual Purpose Electrode," issued September 21, 1999
U.S. 5,989,409,	"Method for Glucose Sensing," issued November 23, 1999
U.S. 6,023,629,	"Method of Sampling Substances Using Alternating Polarity of Iontophoretic Current," issued February 8, 2000
U.S. 6,139,718,	"Electrode with Improved Signal to Noise Ratio," issued October 31, 2000
U.S. 6,141,573,	"Chemical Signal-Impermeable Mask," issued October 31, 2000
U.S. 6,144,869,	"Monitoring of Physiological Analytes," issued November 7, 2000
U.S. 6,180,416,	"Method and Device for Predicting Physiological Values," issued January 30, 2001
U.S. 6,201,979,	"Chemical Signal-Impermeable Mask," issued March 13, 2001
U.S. 6,233,471,	"Signal Processing for Measurement of Physiological Analysis," issued May 15, 2001
U.S. 6,272,364,	"Method and Device for Predicting Physiological Values," issued August 7, 2001
U.S. 6,284,126,	"Electrode with Improved Signal to Noise Ratio," issued September 4, 2001
U.S. 6,298,254,	"Device for Sampling Substances Using Alternating Polarity of Iontophoretic Current," issued October 2, 2001
U.S. 6,299,578,	"Methods for Monitoring a Physiological Analyte," issued October 9, 2001
U.S. 6,309,351,	"Methods for Monitoring a Physiological Analyte," issued October 30, 2001
U.S. Des. 437,603,	"Device for the Application of Mechanical Force to a Gel/Sensor Assembly," issued February 13, 2001
U.S. Des. 438,807,	"Cover for Quality Control Testing of an Iontophoretic Sampling System," issued March 13, 2001

University of California:

U.S. 5,279,543,	"Device for Iontophoretic Non-Invasive Sampling or Delivery of Substances," issued January 18, 1994
U.S. 5,362,307,	"Method for the Iontophoretic Non-Invasive-Determination of the In Vivo Concentration Level of an Inorganic or Organic Substance," issued November 8, 1994
U.S. 5,730,714,	"Method for the Iontophoretic Non-Invasive Determination of the In Vivo Concentration Level of Glucose," issued March 24, 1998

QuickLinks

CO-PROMOTION AGREEMENT
RECITALS
EXHIBIT A U.S. PATENTS OWNED BY CYGNUS OR LICENSED BY CYGNUS (to be updated annually)